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                                                                 EXHIBIT 10 (i)

                    TERMINATION AND MUTUAL RELEASE AGREEMENT


Agreement made effective as of March 27, 1996, by and between Hansjorg Broser, of 15, rue Raynouard, 75016 Paris, France (hereinafter "Employee"), and Herman Miller, Inc., a Michigan corporation, having its principal place of business at 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302 (hereinafter "Employer") on its own behalf and as duly authorized agent on behalf of, and as joint and several guarantor of the obligations of, Herman Miller et Cie SNC (a French "societe en nom collectif" (hereinafter collectively "HMI").

In consideration of the mutual covenants and releases contained herein, the Employee and HMI agree as follows:

1. OFFICER STATUS. Effective immediately, Employee shall no longer be an officer of Employer.

2. TERMINATION IN FRANCE. It is acknowledged by the parties that Employee's French employer, Herman Miller et Cie SNC, has terminated Employee's position as a salaried employee of such company by giving notice to Employee of his dismissal on May 21, 1996, with effect on May 21, 1996 (after waiving Employee's obligation to be present in such company and to perform any services during the notice period).

3. TERMINATION COMPENSATION

     A.   Employer shall pay and make available and shall cause Herman
          Miller et Cie SNC to pay and to make available to Employee, between the date hereof and September 27, 1996, unless Employee breaches this Agreement, all of the same compensation (both in cash and in kind) and benefits as Employee was receiving on March 27, 1996 (except as otherwise provided in the starred items set forth in Exhibit A), all of such compensation and benefits being so paid and made available in the same manner and amounts as currently is the case (except as otherwise provided in the starred items set forth in Exhibit A). Except as expressly otherwise provided herein, Employee, between the date hereof and September 27, 1996, shall (subject to Paragraph 5 below) have no obligation to provide any services to Employer and shall be free to accept such other employment or consultancy as he may decide in his entire discretion (in which case all of the compensation and benefits provided for by this Paragraph 3 shall nevertheless continue to be made by Employer through September 27,
          1996).

     B.   Beginning on September 28, 1996, and up to and including
          September 27, 1997, unless Employee breaches this Agreement, Employer shall continue to pay and make available and shall cause Herman Miller et Cie SNC to pay and make available to Employee all of the same compensation (both in cash and in kind) and benefits Employee was receiving on March 27, 1996 (except as otherwise provided in the starred items set forth in Exhibit A), all of such compensation and benefits being so paid and made available in the same manner and amounts as currently is the case (except as otherwise provided in the starred items set forth in Exhibit A), it being understood and agreed that such payments and






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          benefits shall be made whether or not Employee has during such period taken on new employment, provided however that if Employee takes on new employment at any time during the period from March 27, 1997, to September 27, 1997 (the "Six-Month Period"), then the periodic monetary compensation received by Employee from such new employer during the Six-Month Period shall reduce dollar for dollar and franc for franc the amounts otherwise due to him during such Six-Month Period pursuant to this Paragraph 3B.

     c. Employer, subject to the terms of this Agreement, further agrees to and shall provide to Employee all of the benefits and payments indicated in Exhibit A hereto.

4. TERMINATION IN U.S. On September 27, 1996, Employee's position as an employee of Employer shall end unless Employee has previously notified Employer that he has taken on new employment, in which latter case such employment shall terminate on the date Employee so notifies Employer but (as set forth in Paragraph 3 above) all of the compensation and benefits provided for by Paragraph 3 shall nevertheless continue through September 27, 1996.

5. CONSULTATION. Beginning on the date hereof, Employee will upon written request from time to time of Employer provide consulting services to HMI for a period ending on September 27, 1997, or until he obtains new employment, whichever occurs first. Employee will be reimbursed by HMI for all out-of-pocket expenses incurred at the request of HMI. Employee will provide HMI with 10 hours of consulting services in each 180-day period (or part thereof) starting from the date hereof without charge and thereafter HMI will compensate Employee at the rate of the French franc equivalent of US $1,000 per day (or part thereof) (net of taxes) for such consulting services. HMI will coordinate its request for consulting services with Employee's other activities so as to not place undue burdens on Employee.

6. CONFIDENTIAL INFORMATION. Employee understands that in the ordinary course of its business, HMI has developed various valuable trade secrets and confidential business information. Employee acknowledges that he has been privy to such trade secrets and information and that protection of such is of vital importance to HMI's business. All information, whether written or not, regarding HMI's business, is presumed to be confidential. Examples of confidential information would include information as to any of HMI's customers, prices, sales techniques, estimating and pricing systems, internal cost controls, production processes and methods, product planning and development programs, marketing plans, product information, inventions, blueprints, sketches and drawings, trade secrets and technical and business concepts related to the business, whether devised or invented in whole or in part by Employee and whether or not reduced to practice.

7. NONDISCLOSURE. Employee agrees that for so long as same is not generally known outside Employer, he will not at any time disclose any trade secrets or confidential information of HMI to others which he has obtained in the course of his employment with HMI. Employee shall not use any such trade secrets or confidential information for his own personal use or advantage, or make such trade secrets or confidential information available for use by others. Nothing in this Agreement shall, however,






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     prevent Employee from using his general knowledge, skill, and experience (including the contacts made while an employee of HMI) in the employment of a third party after the date hereof or in connection with the rendering of any consultancy services to third parties.

8. RETURN OF PROPERTY. Employee acknowledges having returned to HMI all Company property in his prior possession except for garage door opener and a cellular telephone. Employer acknowledges that Employee has vacated his prior office and returned all such property except as mentioned above. Employee will return such property as soon as possible. For the next three months HMI will forward Employee's mail.

9. PAYMENT OF PRE-TERMINATION EXPENSES. Employer shall promptly reimburse Employee for business expenses incurred in the ordinary course of Employee's employment on or before the date hereof, but not previously reimbursed, provided that Employer's policies of documentation and approval are satisfied. However, Employee is not authorized to be reimbursed for any business expenses incurred after the date hereof unless specifically set forth herein or authorized in advance by Employer.

10. MUTUAL RELEASE. Except for the enforcement of the terms and covenants in this Agreement, Employee and HMI hereby release each other from any and all claims and obligations arising under French, European Community, United States federal, state, or local law by statute, common law, or equity that each may have against the other arising out of the employment relationship and the termination thereof. Employee specifically waives any claim for unlawful discrimination including, but not limited to claims for race, sex, religion, disability, or national origin discrimination. Employee further agrees to waive and release any rights he might have under the federal Age Discrimination in Employment Act of 1967, as amended (29 USCSection 621 et seq.) ("ADEA") against the Company. This release covers claims and obligations even if they are unknown at this time. HMI and Employee also agree that as to any such claim they will not start or pursue any complaint or proceeding against the other before any court, tribunal, or government agency. HMI and Employee agree that this Agreement is a complete defense to any claim and obligation released and waived by this Agreement which may be subsequently asserted. The parties acknowledge and agree that this release and covenant not to sue are essential and material terms of this Agreement and that, without such releases and covenant not to sue, no agreement would have been reached by the parties. Employee understands and acknowledges the significance of this release and this Agreement.

11. SEVERABILITY. In the event any term of this Agreement is invalid or unenforceable, then such invalid or unenforceable term, if possible, will by reasonable agreement of the parties be altered so as to be valid and enforceable, or, if that is not possible, then it will be deleted from this Agreement and the remaining part of the Agreement will remain in effect.

12. NONCOMPETITION. Employee agrees that until September 27, 1997, he will not directly or indirectly engage or invest in (except up to five percent of a publicly held company), or counsel, or advise, or be employed by, or affiliated with, any entity which is a competitor with HMI. The right and authority to determine whether or not the new employer or client is a competitor is vested solely with HMI's chief executive officer whose decision shall be final and binding.




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13.  PAYMENT BY HMI. If Employee (1) signs and returns this Agreement within
     30 days of the date of this Agreement, (2) has otherwise complied with this Agreement, and (3) signs and complies with the terms of an agreement having the same date as this Agreement settling his claims under French law, then the Employee will be entitled to receive the discretionary and additional Termination Benefits listed on Exhibit A. Otherwise, the Employee will not be entitled to the Termination Benefits listed on Exhibit A. The Termination Benefits may be terminated if Employee breaches this Agreement, or if Employee harasses or intimidates any HMI employee or family member. In the event that HMI believes that Employee is in breach of the restrictions contained in paragraph 2 of Exhibit A relating to competition, it will give Employee written notice of the breach. Employee will then have 60 days to cure the breach before HMI may stop Termination Benefits under this Agreement.

14. GOVERNING LAW. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Michigan. Any dispute arising out of this Agreement shall be submitted exclusively to either the United States District Court for the Western District of Michigan or the Circuit Court of Ottawa County, Michigan, for resolution.

15. ENTIRE AGREEMENT. This Agreement and any other documents between the same parties relating to all their differences contain the entire understanding of the parties and supersede all previous oral and written agreements relating to the subject matter hereof; there are no other agreements, representations, or understandings relating to the subject matter hereof not set forth herein and in such other documents. Further, this Agreement can be modified only by a written agreement signed by Employee and Employer.

16. BINDING EFFECT. This is a binding agreement. The term HMI includes all of Herman Miller, Inc.'s subsidiaries, officers, directors, and affiliates. The term Employee includes Hansjorg Broser and all of his heirs, administrators, successors, assigns, and those who could make a claim through him. This Agreement shall benefit and be binding upon HMI's successors and assigns, and Employee's executors, administrators, and representatives.

17. VOLUNTARY EXECUTION. Employee acknowledges that he has read this Agreement, understands its terms, has been given an opportunity to consider this Agreement and its release of claims and covenant not to sue, and it has been entered into by him voluntarily. Employee further acknowledges that he has been advised to consult with an attorney prior to executing this Agreement.




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                                          HERMAN MILLER, INC.



      __________________________________  By ____________________________
      Date                                   James E. Christenson
                                             Vice President


                                          HANSJORG BROSER


      _________________________________   ________________________________
      Date                                Employee Signature


      _________________________________   ________________________________
      Date                                Witness







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


                                   EXHIBIT A


1. Employee will receive his executive incentive for 1995/96 pursuant to the Executive Incentive Plan, such payment to be made to Employee no later than June 30, 1996. Employee will not be eligible to participate in the Executive Incentive Plan after June 1, 1996.

2. Employee will be entitled to the bundled fringe benefits including, but not limited to, any carry-over in the amount of $11,948.24 until July 1, 1996. Employee will not be eligible to any such benefits after July 1, 1996.

3. If Employee has money in either the Health Care or Dependent Care spending accounts for the current year, claims must be submitted within 90 days of September 27, 1996. Any unused balances will be forfeited at that time.

4. If Employee has an existing balance on his corporate Visa card or his cellular phone service, he will pay off the balance within 20 days after the date of this Agreement.

5. Employee will pay the balance owed to HMI on his employee purchase account (product purchase) within 20 days of the date of this Agreement.

6.   Employee will, in accordance with Paragraph 3A (through September 27,
     1996) and Paragraph 3B (from September 27, 1996, through September 27,
     1997) of the Agreement, continue to receive the expatriate package pursuant to the August 7, 1992, document setting out the terms and conditions of Employee's assignment in Paris. HMI may deduct from the payments otherwise due to him from the Executive Bonus, U.S. $37,616 for the 1994 tax equalization. Any other amounts finally determined due to HMI by Employee pursuant to the tax equalization package included in the Expatriate Terms and Conditions, shall be payable in accordance with such Expatriate Terms and Conditions. Employee's expatriate package includes but is not limited to:

     a. Tax equalization--HMI will pay for John Rigg or any other accounting firm mutually agreed between the parties to calculate Employee's tax liabilities, and will cover those taxes related to money earned or received pursuant to this Agreement which result in a higher burden than working in the U.S. would have caused in accordance with the methodology and principles in practice on March 27, 1996. This provision will continue up to the filing of the 1996 tax returns. Employee is responsible for the preparation and filing of all tax-related documents for both home and host countries. Employee is accountable for monitoring any changes in home country laws which might impact his legal obligations.

     b. Goods and service allowance--Employee is to be paid by HMI one hundred percent of the level recommended by ORC to reflect cost-of-living differences, which amount is currently net FF35,230.76 (including the amount of FF1,194.00 currently paid by Employee to HMI for car rental reimbursement), and which amount will be reviewed every six months to determine appropriate

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          adjustments in accordance with the methodology and principles in practice on March 27, 1996.

     c. Housing allowance--Employee is to be paid a housing allowance by HMI. In such connection, Employee is entitled to occupy the apartment he is currently occupying which apartment is leased by HMI. HMI will continue to pay the rent and charges, including the cost of insuring the apartment, in accordance with the current practice. Provided that Employee has not breached this Agreement, HMI will permit Employee, if Employee so chooses in his sole discretion, to sublease the said apartment from HMI from the expiration of the termination payments (i.e., as provided in Paragraph 3 of the Agreement) until the first cancellation dates contained in such lease. Employee will indemnify HMI from any liability in connection with such sublease and will attempt to have HMI released from liability.

     d. Automobile lease--Employee is to be paid an allowance for the lease of an automobile. In this connection, HMI will continue to pay the existing lease of the automobile used by Employee. HMI also pays and will continue to pay the additional costs of renting the garage currently used to store the automobile. Provided that Employee has not breached this Agreement, HMI will permit Employee, if Employee so chooses in his sole discretion, to sublease the current automobile and garage from the expiration of the termination payments (i.e., as provided in Paragraph 3 of the Agreement) until the first cancellation date contained in such leases. Employee will indemnify HMI from any liability in connection with such subleases and will attempt to have HMI released from liability.

7. In the event that Employee relocates at any time during the period in which compensation payments are payable as provided in Paragraph 3A of the Agreement and thereafter the period in which termination payments are payable as provided in Paragraph 3B of the Agreement, he shall give to the Employer four weeks' notice on the expiry of which he may leave the flat and garage in Paris and return the automobile leased by the Employer for the Employee's use with no obligations or liabilities therefore. Further, for any such period, if the Employee relocates to the United States, the Employer shall pay to the Employee all relocation benefits provided for by the Employer as if the Employee were moving to take on another job with the Employer up to a gross maximum of U.S. $25,000 according to HMI's relocation policy.

8. On undertaking other employment during the Six-Month Period provided in Paragraph 3B of the Agreement, the Employee shall on or before the first payroll date thereof provide to the Employer written details of the amount of his remuneration therefore so as to enable the Employer to determine the amount of termination compensation payable thereafter in accordance with the provisions of said Paragraph 3B.

9. Employee will continue to participate in the Flexible Benefits Plan until September 27, 1997. If Employee becomes eligible for benefits comparable to the Flexible Benefits Plan through another employer, his participation in the Flexible Benefits Plan will cease.




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10.  Employee will receive full outplacement support through Roberston and
     Lowstuter and Mediator Paris France. HMI will also pay for telephone and other communication expenses not covered by the terms of the outplacement agreement between HMI and Robertson and Lowstuter.

11. Stock options granted to Employee under the HMI Employee Stock Option Plan will terminate 90 days after Employee's employment with HMI is terminated, or 90 days after September 27, 1996, whichever is earlier. As of the date of this Agreement, Employee is vested in 16,000 shares and 10,000 will vest on June 1, 1996, if Employee is still employed on such date. Employee is entitled to contact Bob Dentzman if he has any questions.

12. The loan to Employee under the HMI Key Employee Stock Purchase Plan will be due and payable at the earlier of September 1, 1996, or when Employee's employment with HMI is terminated. At that time HMI will foreclose the pledge on the 15,000 shares of HMI stock held as security for the loan. The amount owed by Employee as of March 27, 1996, is U.S. $304,628 principal plus U.S. $12,210.18 interest. Employee will receive credit against these amounts for repayment credits earned through June 1, 1996, as provided in the plan.

13. Employee's restricted stock grant of 6,000 shares awarded on October 1, 1992, will be foreclosed according to its terms. Forty percent (40%) of the shares (2,400 shares) is expected to be vested as of June 1, 1996, and sixty percent (60%) (3,600 shares) is expected to be forfeited at the price of U.S. $3.97 per share, the total amount of which shall be paid by HMI to Employee within 14 days after the earlier of the date Employee's employment with HMI is terminated and September 27, 1996. The shares subject to vesting under the restricted stock grant will be determined on the earlier of the date Employee's employment with HMI is terminated and September 27, 1996.

14. The balance of Employee's Employee Ownership/Profit Sharing account will be paid to Employee at the end of the month after he is no longer employed by HMI (i.e., September 30, 1996, unless terminated earlier) and Employee is entitled to make contributions to such account until such date. Employee may contact Del Arendsen if he has any questions.

15. The balance of Employee's employee stock purchase account will be paid to Employee upon termination of his employment (i.e., September 27, 1996, unless terminated earlier) and Employee is entitled to make contributions to such account until such date.

16. The Retirement Income Plan benefit and Officers Supplemental Plan benefits will be based upon your total compensation through the fiscal year ending June 1, 1996. Benefits will be explained in a separate cover letter.




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